Exhibit 99.1

May 20, 2021

Qurate Retail, Inc. Declares Quarterly Cash Dividend on 8.0% Series A Cumulative Redeemable Preferred Stock

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) today announced that an authorized committee of its Board of Directors declared the regular quarterly cash dividend payable to holders of its 8.0% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”). The per share amount of the quarterly cash dividend will be $2.00, payable in cash on June 15, 2021 to stockholders of record of the Preferred Stock at the close of business on June 1, 2021.

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC (and its subsidiaries, including HSN), Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.